Yellow Roadway Corporation

EXECUTIVE EQUITY OWNERSHIP GUIDELINES

1.	DEFINITIONS & REFERENCES

1.1	Definitions. As used in these Executive Equity Ownership Guidelines (these “Guidelines”), the following terms shall have the meanings given to them in this Section 1, unless the context expressly requires the contrary:

“Base Salary” means the rate of annual base salary that the Company pays to a Participant in effect on December 31 of the applicable measurement period, which, for the avoidance of doubt, excludes any benefits, incentive awards, bonuses, equity awards or any other component of compensation other than the base salary amount.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board or any successor committee, or, if no such committee exists, the Board.

“Common Stock” means the Company’s Common Stock, $1.00 par value per share.

“Company” means Yellow Roadway Corporation, including its subsidiaries.

“Fair Market Value” means, as of any given date, the closing price of a share of Common Stock as reported on the composite tape for the principal securities market through which the Company’s common stock is traded as of that date, or if the Common Stock was not traded on that date, then on the next preceding date that the Common Stock was traded, all as reported by such source as the Committee may select. Solely for the purposes of these Guidelines, the Fair Market Value of restricted shares of Common Stock (sometimes referred to as restricted stock) and rights to receive shares of Common Stock (sometimes referred to as restricted stock units) shall be determined as if they were unrestricted, fully vested shares of Common Stock; and the Fair Market Value of options to purchase Common Stock shall be zero.

“Fourth Quarter Fair Market Value” means the greater of

(a)	the average Fair Market Value of a share of Common Stock for all Trading Days during the fourth quarter of the calendar year for which the value is calculated; and

(b)	the Fair Market Value on the last day in the fourth quarter of that year that a Participant is able to purchase shares of Common Stock under the Company’s insider trading “window” policy.

“LTIP” means the Company’s Long-Term Incentive Plan or any successor to that plan that the Committee designates.

“own” means, with respect to shares of Common Stock, shares of which the Participant is the beneficial owner within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended.

“Trading Day” means any day on which the principal securities market through which the Company’s common stock is traded is open and the Common Stock is traded through that market.

1.2	References. Unless the context expressly requires to the contrary, in these Guidelines; references to “Sections” mean the sections of the Guidelines; references to the singular, include the plural, and vice versa; references to “persons” mean both natural persons and legal entities; and references to the masculine includes the feminine and neuter and vice versa.

1.3	Headings. The headings included in these Guidelines are for convenience only and shall not affect its interpretation or construction.

2.	GENERAL TERMS

2.1	Purpose of these Guidelines. The purpose of these Guidelines is to promote the interests of the Company and its shareholders by increasing key executive ownership of Common Stock to more closely align their financial rewards with the performance of the Company and to motivate these executives to manage the Company for long-term growth and profitability.

2.2	Administration of the Program. The Committee shall administer these Guidelines and shall have exclusive and absolute authority and discretion to interpret these Guidelines, to establish and modify rules for the administration of these Guidelines, to impose such conditions and restrictions as it determines appropriate with respect to these Guidelines and to take such other actions and make such other determinations as it may deem necessary or advisable for the implementation and administration of these Guidelines. Notwithstanding any provision in these Guidelines to the contrary, the Committee shall have the authority to waive or modify any stock ownership requirement. All actions taken and all interpretations and determinations that the Committee makes in good faith shall be final and binding upon the Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to these Guidelines.

2.3	Effective Date of the Program. These Guidelines are effective on January 1, 2005 (the “Effective Date”) and will continue in effect until the Committee terminates or amends them.

2.4	Participation. Unless the Committee specifically excludes an executive from participation, executives who actively participate in the LTIP shall be subject to these guidelines.

3.	COMMON STOCK OWNERSHIP TARGETS

3.1	Final Stock Ownership Target. As of December 31 at the end of the sixth full year in which a Participant has actively participated in the LTIP, the Participant should own (and as of each December 31 thereafter, should maintain) shares of Common Stock the Fourth Quarter Fair Market Value of which is not less than the applicable “Ownership Multiple” for the applicable “Grade” (in each case, as the table below designates) multiplied by the Participant’s then-current Base Salary (the “Final Stock Ownership Target”).

Grade(s)	Ownership Multiple

126	5x

125	4x

123-124	3x

120-122	2x

3.2	Interim Ownership Targets. As of December 31 at the end of each year until the sixth full year in which a Participant has actively participated in the LTIP, the Participant should own shares of Common Stock the Fourth Quarter Fair Market Value of which is not less than the applicable Percentage (as the table below designates) of the Participant’s then-current Final Stock Ownership Target (the “Interim Stock Ownership Target”).

December 31	Percentage of Final Stock Ownership Target
1st yr	10%
2nd yr	25%
3rd yr	45%
4th yr	65%
5th yr	85%
6th yr & higher	100%

3.3	Promotions. If the Company promotes a Participant to a higher Grade with a higher Ownership Multiple, the Participant should reach the higher Final Stock Ownership Target by the sixth anniversary of the December 31 date immediately following the date of the promotion. With respect to the calendar year in which the Company promotes the Participant, the Participant should continue to meet the otherwise applicable Interim Stock Ownership Target or Total Stock Ownership Target based on the Participant’s relevant Grade prior to the date of promotion. With respect to the calendar years after the Company promotes the Participant, the Participant should meet the greater of the following:

(a)	the otherwise applicable Interim Stock Ownership Target or Total Stock Ownership Target based on the Participant’s relevant Grade prior to the date of promotion; and

(b)	the Interim Stock Ownership Target for the new Grade; and, for that purpose, the Participant may restart the count of the anniversaries that are used to determine the Percentage for the Interim Stock Ownership Target beginning with the first anniversary of the December 31 date immediately following the date of the promotion.

4.	FAILURE TO ACHIEVE STOCK OWNERSHIP TARGETS

If a Participant does not meet the relevant Interim Stock Ownership Target on December 31 at the end of the Participant’s second or third full year of participation in the LTIP or second or third full year after a promotion, the Committee may proportionately decrease the cash amount, and increase the equity amount, of the Participant’s LTIP award for that year such that the equity portion of the award is up to 75% of the award.

If a Participant does not meet or maintain the relevant Final Stock Ownership Target on each December 31 at or after the end of the Participant’s sixth full year of participation in the LTIP or sixth year after a promotion, the Committee may proportionately decrease the cash amount, and increase the equity amount, of the Participant’s LTIP award for that year such that the equity portion of the award is up to 100% of the award.

The foregoing actions set forth in this Section 4 shall be the sole consequences of a Participant’s failure to meet these Guidelines, and the Company shall not consider a Participant’s failure to meet these Guidelines as cause for termination of the Participant’s employment with the Company.

5.	MISCELLANEOUS PROVISIONS

5.1	Termination and Amendment. The Committee may amend or terminate these Guidelines at any time. Notwithstanding any amendment or termination of these Guidelines, these Guidelines do not amend or affect any equity that the Company has previously granted to any Participant, and a Participant may exercise the Participant’s rights with respect to any equity grant, subject to its stated terms and conditions and restrictions that applicable law imposes.

5.2	Choice of Law. The Guidelines, their validity, interpretation and administration and the rights and obligations of all persons having an interest in these Guidelines shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to it law of conflicts of law.

5.3	No Employment Contract. These Guidelines shall not confer upon any Participant any right to continued employment by the Company nor shall these Guidelines in any way interfere with the right of the Company to terminate the employment of any Participant at any time.

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